EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genaera Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-52882, 33-71984, 333-10889, 333-62073, 333-69824 and 333-121163) and on Form S-3 (Nos. 333-73798, 333-106678 and 333-121577) of Genaera Corporation of our report dated March 3, 2009, with respect to the balance sheets of Genaera Corporation as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2008 annual report on Form 10-K of Genaera Corporation.

Our report dated March 3, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 3, 2009